Exhibit 10.1

CONTRACT FOR SALE AND PURCHASE

This Contract for Sale and Purchase (“Agreement”) is made this 15th day of October, 2014 between Costco Way 8, LLC (“Seller), and IPT Acquisitions LLC, a Delaware limited liability company, or its assignee, (“Purchaser”).

1. Sale - Purchase. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms hereof, that certain real property located at Block 78.1, Lot 1.1, on the tax map of Monroe Township, commonly known as 1 Jebara Way, Monroe Township, New Jersey more particularly described in Exhibit A, attached hereto and made a part hereof (“Parcel”), and all buildings and improvements on the Parcel (the, “Improvements”). (The Parcel and Improvements being sometimes referred to herein as the “Property” or the “Premises”).

The following are also included in this sale:

(a) all right, title and interest of the Seller, if any, in and to (i) all intangible property associated with the Premises including the name and all assignable approvals, permits, licenses, trade names and trademarks used in connection with the Premises and (ii) that certain lease agreement dated November 15, 2011 by and between Bonita Warehouse LLC (“Tenant”) and Seller, as amended by that certain First Amendment to Lease dated August 29, 2013 (as amended, the “Lease”).

(b) any rights and appurtenances pertaining to the Premises, including, without limitation, air and development rights, roads, alleys, easements, straits and was adjacent to the Premises, rights or ingress and egress thereto, any strips and gores within or bounding the Premises and in profits or rights or appurtenances pertaining to the Premises (the “Appurtenant Rights”).

2. Purchase Price and Terms. The Purchase Price (“Purchase Price”) for the Parcel and Improvements shall be Twenty-Three Million Four Hundred Seventy-Three Thousand Six Hundred and 00/100 ($23,473,600.00) by Purchaser to Seller as follows:

(a) Two (2) business days following receipt by Purchaser of a fully executed counterpart original of this Agreement, Purchaser shall deliver by wire transfer to First American Title Insurance Company, in its capacity as an escrow agent (“Escrow Agent”), the amount of $500,000.00 (the “Initial Deposit”). Furthermore, in the event this Agreement has not then been terminated and is in full force and effect, no later than two (2) business days following the last day of the Due Diligence Period (hereinafter defined), Purchaser shall deliver by wire transfer to Escrow Agent to amount of $500,000.00 (the “Additional Deposit”). The Initial Deposit and, if and to the extent deposited, the Additional Deposit, together with any interest earned thereof, shall be referred to as the “Deposit.” At Closing, the Deposit shall be credited against the Purchase Price. Escrow Agent shall deposit and hold the Deposit pursuant to the provisions of Section 13 hereof and the Deposit shall be retained by Seller or returned to Purchaser in accordance with the terms and conditions of this Agreement.

3. Representations by Seller.

(a) Environmental Representations.

Seller represents that Seller’s NAICS Code is 531120. Seller further represents that Tenant uses the subject Property for warehousing and distribution of prepackaged non-hazardous/non-regulated products; Tenant’s NAICS Code has not been provided by the Tenant; and Seller shall use reasonable efforts to obtain same within thirty (30) days of the date of this Agreement.

(1) To the best of Seller’s knowledge there has been no federally, state, locally or privately funded or ordered removal or remedial action affecting the Property and, to the best of Seller’s knowledge, there is no basis for any such action. Seller has at all times during its ownership of the Property disposed of all wastes, hazardous or otherwise, generated by the use of the Property in accordance with applicable laws.

(2) To the best of Seller’s knowledge, (i) there have been and currently are no hazardous substances, as such term is defined by any applicable law on, in or beneath the Property, (ii) no landfill has ever been operated on the Property, (iii) no portion of the Property has been used to refine, produce, store, handle, transfer, process or transport any hazardous substances, and (iv) there are no underground storage tanks on the Property and, to the best of Seller’s knowledge, no underground storage tanks have been removed from the Property;

(3) Seller has not received any notice of and, to the best of Seller’s knowledge, there are no violations of any New Jersey or federal environmental laws including but not limited to the Industrial Site Recovery Act (“ISRA”), the New Jersey Spill Compensation and Control Act, and the rules and regulations promulgated by the New Jersey Department of Environmental Protection (NJDEP) pursuant thereto. To the best of Seller’s knowledge, no notices of violation of environmental law, regulation, order or requirement applicable to the Property have been received by Seller and remain uncured, and the Seller has no reason to believe that any such notices may or will be received. No lien has attached to the Property pursuant to CERCLA or as a result of the provisions of the Spill Act; to the best of Seller’s knowledge and without any independent investigation, the property is not listed on the CERCLIS list. To the best of Seller’s knowledge, Seller has complied with, and the Property and Tenant are in full compliance with, all requirements that may be applicable to the Property under ISRA. To the best of the Seller’s knowledge, neither the Property nor the transactions contemplated herein are subject to the requirements of ISRA.

(b) To the best of Seller’s knowledge there are no underground storage tanks in or under the Parcel or Improvements.

(c) To the best of Seller’s knowledge neither the Parcel nor the Improvements are in violation of any applicable zoning, ordinances or requirements, building, electrical, plumbing or fire codes, environmental laws, regulations or requirements, and the Seller has received no notice of any pending or threatened violations or enforcement actions with respect to any of the foregoing.

(d) Seller is not aware of any pending or threatened special or added assessments with respect to the Parcel or the Improvements.

(e) Seller is not aware of any pending or threatened condemnations or other taking by the governmental authorities with respect to the Parcel or the Improvements.

(f) To the best of Seller’s knowledge all systems within the Improvements are currently in working order and the roof is free of leaks.

3.1 Additional Seller’s Representations

Seller represents and warrants to Purchaser that:

3.1.1 Leases:

(a) All leases and tenancies affecting the Premises on the date hereof are accurately described on Exhibit D; the data set forth on the Exhibit is true and correct; there are no other leases or rights of possession or occupancy in the Premises other than those set forth on Exhibit D; true and complete copies of the Lease and all amendments, guarantees and other documents relating thereto have been delivered to the Purchaser.

(b) Seller has made all material performance required to be made by Seller with respect to the Leases; there are no actions or proceedings pending against Seller; and Seller has not received any notice claiming that Seller is in default under any Lease.

(c) Except as listed on Exhibit D, Seller has not given any notice to any Tenant claiming that such Tenant is in default under any Lease, and no tenant is in material default under its individual lease, nor is Seller aware of any event occurred that, with the passage of time, the giving of notice, or both, would constitute a default or event of default on the part of any Tenant. There are no actions or proceedings pending against any Tenant.

(d) No tenant or other person has an option to purchase any part of the Premises.

(e) No tenant is entitled to rental concessions or rent abatements for any period subsequent to the anticipated date for Closing, except as may be set forth in the Lease.

3.1.2 Premises

(a) All contractors, subcontractors, and other persons or entities furnishing work, labor, materials or supplies to the Premises prior to Closing have been paid in full and will have been paid in full as of Closing.

(b) The use being made of the Premises is in material conformity with the certificates of occupancy issued for the Premises, and Seller has received no notice of the revocation of any permit affecting the Premises.

(c) Seller has not received any notice that the zoning classification of the Premises will be changed.

(d) To the best of Seller’s knowledge, all licenses, permits, easements and rights-of-way required from all governmental entities having jurisdiction over the Premises or from private persons or entities have been obtained for the normal use and operation of the Premises. Purchaser shall during due diligence verify that all permits have been obtained and are in good standing.

(e) Other than those matters which are set forth on the Survey (hereinafter defined) and Title Report (hereinafter defined), or identified in other provision of this Agreement, there are no agreements, written or oral, affecting the Premises and, to the best of Seller’s knowledge, there are no adverse parties in possession of the Premises. At the Closing, there will be no service agreements, unpaid bills or claims against Seller which may give rise to a lien against the Premises. Except for the agreement regarding lease commissions described on Exhibit B (the “Commission Agreement”), Seller is not a party to any contracts, agreements, leases, licenses, options to purchase, bills or understandings of any nature, written or oral, formal or informal, which Purchaser will be required to assume or pay or to which Purchaser may, as a consequence of entering into or closing this Agreement may become bound, without Purchaser’s express and prior written consent. A true and complete copy of the Commission Agreement has been delivered to the Purchaser.

(f) Seller has not received written notice of any special assessments with respect to betterments or improvements, confirmed or pending, against the Premises; no unpaid assessments for public improvements are presently pending against the Premises.

(g) To the best of Seller’s knowledge, there are no pending or threatened condemnation or eminent domain proceedings which would affect the Premises or any part thereof.

(h) Exhibit as set forth in Exhibit C, there are not any proceedings pending or presently being prosecuted for the reduction of the assessed valuation of taxes or other impositions payable in respect of any portion of the Premises. Seller may, with the consent of

Purchaser institute a tax appeal with regard to the Property. Seller will promptly provide Purchaser copies of all documents, pleadings, filings and correspondences regarding same and will not settle or compromise the appeal without the consent of Purchaser. After closing (a) Purchaser shall be responsible for the handling and costs of pursuing such appeal and shall further have exclusive authority with regard to the handling and resolution of same; and (b) any tax savings, adjustments, credits or refunds shall, on a net after cost basis, be equitably allocated between the parties based upon the period of ownership to which same relate.

Any Purchaser consent required herein shall not be unreasonably withheld, conditioned, or delayed.

3.2 Seller Covenants.

(a) Seller shall not make or permit any material alteration or addition to the Premises and shall not make any structural modification to the Premises without the prior written consent of Purchaser.

(b) Seller hereby covenants and agrees with Purchaser that, except as set forth in this Agreement from the date of this Agreement until Closing or prior termination of this Agreement, Seller shall not, without the prior written consent of the Purchasers:

(i) enter into any new Leases affecting the Premises.

(ii) Seller shall not grant any concessions or rent abatements for any period following the Closing. Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises.

(iii) terminate, modify, amend or supplement the Leases.

(iv) enter into any contract affecting the Premises except for service contracts that may be terminated without penalty effective as of the date of Closing.

(c) Seller will continue to maintain the Premises in accordance with its current standards of maintenance. In the event any notice of violation of any law, regulation, order or requirement of any governmental agency is received by Seller during the pendency of this Agreement, Seller shall cause the condition giving rise to the violation to be abated and to pay any fines imposed in connection with same prior to and as a condition of Closing. The foregoing shall not prohibit or limit the Seller’s ability to conduct customary maintenance operations or to implement emergency repairs without the Purchaser’s consent.

(d) Prior to Closing, the Seller shall not cause or permit the Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process hazardous substances or other dangerous or toxic substances or solid waste.

(e) Seller shall remove the Property from the market for sale, and not solicit, accept, entertain or enter into any negotiations or agreements with respect to the sale or disposition of any or all of the Property, or any interest therein, or sell, contribute or assign any interest in the Property.

(f) Seller shall not directly or indirectly (i) sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, (ii) cause or permit any mortgage, deed of trust, lien, assessment, obligation, interest, encroachment or liability whatsoever to be placed of record against the Property or (iii) enter into any agreement to do any of the foregoing.

3.3 Survival. All of Sellers’ Representations set forth in this Agreement wherever located shall survive closing for a period of 12 months.

4. Title, Inspections and Contingencies.

(a) Seller represents that it is the fee owner of the Property and that it has the authority and power and will convey marketable title of record to the Property such as will be insurable at regular rates by a title insurance company licensed to conduct business in New Jersey, subject to the following:

(i) easements and restrictions of record;

(ii) the liens of real estate taxes and assessments provided same are not yet due and payable;

(iii) such facts as may be demonstrated by an accurate survey;

(iv) zoning and building regulations, laws, ordinances and requirements adopted by any governmental or municipal authority having jurisdiction thereof, and amendments and additions thereto which relate to the Property, provided that none are currently violated; and

(v) standard printed exceptions in the current ALTA form of title insurance policy;

(b) Title Search. Purchaser agrees to promptly obtain, at Purchaser’s sole cost and expense, a title report of the Property (the “Title Report”) from First American Title Insurance Company (the “Title Company”), and a survey of the Property (the “Survey”) by a licensed New Jersey Surveyor, and to furnish a copy of said title report and survey to Seller promptly after Purchaser receives each, but in no event later than the end of the Due Diligence Period. If anything in said Title Report or Survey constitutes a title defect (as determined by Purchaser in its sole discretion), then Purchaser shall promptly give notice thereof to Seller specifying in detail such title defect(s), but in no event later than 12:01 p.m. on the last day of the Due Diligence Period (time being of the essence with respect to said time and date) or Purchaser shall be deemed to have waived all objections based upon such title defect(s), or not cure, satisfy and/or discharge same. Furthermore, Purchaser shall be permitted to object to any matters first disclosed to Purchaser subsequent to the initial date of the Survey and/or Title Report by providing notice thereof to Seller no later than five (5) business days following receipt by Purchaser of the updated Survey and/or the updated Title Report, as applicable, which disclosed such new matter. If Seller elects by written notice delivered to Purchaser (which notice shall be delivered no later than five (5) business days following delivery by Purchaser of the applicable notice of title defects) not to cure, satisfy or discharge same, or fails to timely deliver such written notice, Purchaser’s sole right shall be to terminate this Agreement on written notice to Seller within five (5) business days after Seller shall notify Purchaser that it is unable or does not elect to cure, satisfy or discharge same, in which event the Deposit shall be returned to Purchaser by Escrow Agent, and neither party shall have any further rights or liabilities hereunder thereafter; provided, however, that if Purchaser shall not so terminate this Agreement, Purchaser shall accept title subject to such title defect(s) without reduction or abatement of the Purchase Price set forth above. If the Seller elects to cure, but fails to do so, Purchaser shall have its rights and remedies under paragraph 15 of this Agreement. It is distinctly understood and agreed that, except as otherwise provided in this Agreement, Seller shall not be required to bring any action or proceeding, take any steps, or otherwise incur any expense to remove or cure any title defect(s) or otherwise render title to the Property marketable. Notwithstanding anything contained herein to the contrary, (i) any matters first disclosed to Purchaser subsequent to the date of the Survey and/or Title Report that are caused or consented to by Seller shall be removed and/or cured prior to Closing by Seller, (ii) Seller shall discharge and remove any and all liens and encumbrances affecting the Property which secure an obligation to pay money (other than installments of real and personal property taxes and liens for special improvements not due and payable as of Closing) and (iii) in the event any title defect or other title matter arises as a result of a default by Seller under this Agreement, Purchaser shall have its rights and remedies under paragraph 15 of this Agreement.

(ii) If Seller, in its absolute discretion, decides to cure, satisfy and/or discharge any title defect(s), Seller shall be entitled to a reasonable adjournment of the Closing to do so, not to exceed 30 days. Without limiting the foregoing, if Seller, in its absolute discretion, decides to cure one or more liens or encumbrances, then Seller may use any portion of the balance of the Purchase Price to satisfy same, provided Seller shall simultaneously either deliver to Purchaser at Closing instruments in recordable form sufficient to satisfy such liens or encumbrances of record, together with the cost of recording or filing said instruments.

(c) Except as set forth in this Agreement, Purchaser shall purchase the Parcel and Improvements “AS IS” as of the date of this Agreement, subject to reasonable use, wear and tear between the date of this Agreement and Closing.

(d) It is understood and agreed that Seller makes no representation or warranty, either express or implied, with respect to the zoning or other municipal ordinances applicable to the Premises. Without limiting the generality of the foregoing, Seller makes no representation or warranty, either express or implied, as to whether applicable zoning and other ordinances permit the use of Premises for the purposes desired or anticipated by Purchaser.

(e) Due Diligence. To the extent not previously delivered to Purchaser, Seller shall within five (5) days of the full execution hereof deliver to Purchaser all of the agreements, documents, records, reports and other items relating to the Property, including, without limitation, evidence of Seller’s property insurance with respect to the Property (the “Insurance Documentation”) [all such documents delivered, together with any documents made available, the “Documents”] that are in its possession or reasonable control. Except as expressly set forth in this Agreement, the Documents that are furnished or made available to Purchaser pursuant to this Paragraph 4(e) are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, and may not be relied upon by Purchaser. Purchaser shall, at all time prior to Closing, including the period commencing as of the date hereof and ending forty-five (45) days from the date hereof (the “Due Diligence Period”), to cause an engineering and environmental inspection of the Property by a qualified architect, engineer, or environmental inspection firm and to perform such other inspections or evaluations (including measurement of the building) as Purchaser deems appropriate. At all times prior to Closing, Purchaser shall at all times keep all information obtained pursuant to any such inspection strictly confidential provided, however, that (a) Purchaser may disclose such information to Purchaser’s agents, attorneys, accountants, consultants, brokers, employees, officers, directors, partners, managers, members, prospective lenders, prospective partners, and/or any and all persons directly or indirectly acting for or with Purchaser (collectively, the “Related Parties”) in connection with the potential acquisition of the Property, and (b) the following materials and information shall not be subject to the confidentiality obligations set forth herein: (i) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Purchaser; (ii) information which reasonably can be demonstrated to be known to Purchaser or a Related Party prior to its disclosure hereunder; (iii) information which becomes available to Purchaser or a Related Party on a non-confidential basis from sources other than Seller; and (iv) information which Purchaser or a Related Party may be required to disclose pursuant to law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. All inspections of the Premises shall take place during normal business hours, and on not less than three (3) days’ advance notice to Seller. Purchaser shall permit a representative of Seller to be present at any such inspection. Purchaser’s right to enter upon the Property and to inspect same shall be conditioned upon Purchaser first furnishing Seller with proof satisfactory to Seller that all of the inspections to be conducted upon the Property by Purchaser shall be protected by liability insurance pursuant to a liability insurance policy naming Seller as an additional insured thereunder and having a single limit of not less than $2,000,000, which policy shall be in form and issued by an insurance company reasonably satisfactory to Seller. Purchaser shall indemnify, defend and hold harmless Seller from all claims or expenses arising from such entry and/or inspections and such indemnification and hold harmless provision shall survive the Closing or any other termination of this Agreement and shall not be limited by any liquidated damages provision hereof. In the event Purchaser is dissatisfied, in its sole discretion, for any reason or for no reason, Purchaser shall have the right to terminate this Agreement by written notice (“Termination Notice”) delivered to Seller and to Seller’s attorney no later than 5:00 p.m. EST on the last day of the Due Diligence Period in which event the Deposit shall be returned to Purchaser by Escrow Agent. TIME IS OF THE ESSENCE for delivery of a Termination Notice on or before the 5:00 p.m. EST on the last day of the Due Diligence Period. In the event that Purchaser does not terminate this Agreement prior to the expiration of the Due Diligence Period as herein above provided, time being of the essence, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this provision. If Purchaser terminates this Agreement, Purchaser shall promptly deliver to Seller the final, non-privileged, written results of all of the inspections undertaken by Purchaser hereunder that are prepared by third parties for Purchaser. Seller shall have the right to utilize such reports without payment to Purchaser, provided such reports shall be delivered “as-is” and without representation or warranty by Purchaser.

5. Tenancies. The title of Seller to the Property at Closing shall be subject to the rights of persons and/or entities which are currently tenants of the Property pursuant to the Lease, as set forth on Exhibit D annexed hereto, and persons, and/or entities which shall hereafter become tenants of the Property pursuant to leases entered into in accordance with this Article 5 (the “Tenancy” or “Tenancies” and any lease entered into in accordance with this Article 5 shall constitute a “Lease” hereunder and, together with the Lease, shall constitute the “Leases” hereunder). It is distinctly understood and agreed that Seller does not undertake or guarantee that the Tenancies existing on the date hereof will be in force and effect at Closing, and Purchaser agrees that the removal or vacation of tenants prior to Closing shall not give rise to any claim on the part of Purchaser under paragraph 15 hereof. With Purchaser’s consent, Seller shall have the right, but not the obligation, to institute summary proceedings or take such other legal action as it desires in the event of any default or failure of a tenant to perform under its lease prior to Closing. In addition, with Purchaser’s consent (which shall not be unreasonably withheld, conditioned, or delayed), Seller may apply the security deposit of any tenant who is in default under such tenant’s lease prior to Closing. Seller may not without the consent of Purchaser, lease any space now vacant or which may become vacant between the date hereof and Closing, or modify or renew any existing Tenancy. The expenses and costs incurred by Seller in connection with any such lease for decorating, repairs and brokerage commissions pursuant to the Commission Agreement, shall be prorated over the term of such lease and Purchaser shall assume and pay such costs for the lease period from the Closing Date to the date of expiration of such. Purchaser agrees to assume the obligations of Seller under the Lease and the Commission

Agreement first arising from and after the Closing Date (including, by way of example and not limitation, any obligations under the Commission Agreement relating to an expansion, extension, or renewal of a lease which event occurs after the Closing Date), except that the Seller shall be solely responsible for the lease commissions arising pursuant to agreements other than the Commission Agreement and/or relating to the original Lease and initial term thereof. Purchaser and Seller shall each indemnify the other from and against any liability which may arise with respect to the Tenancies arising during their respective ownership. Not later than forty-five (45) days prior to the Closing Date, Seller shall submit to Tenant for execution an Estoppel Certificate in the form attached hereto as Exhibit I (the “Tenant Estoppel”) and, at all times thereafter, Seller shall use commercially reasonable efforts to cause Tenant to deliver the Tenant Estoppel; provided that such efforts shall not require the Seller to declare a default under the Lease or to institute litigation. Pursuant to a license agreement in the form attached hereto as Exhibit J (the “License Agreement”), during the period from the Closing Date through April 30, 2015 (the “License Term”), Seller (and one or more of Seller’s affiliates currently occupying the Property) shall be permitted to occupy the approximately 126,474 square feet of space in the Improvements more fully described in the License Agreement. Seller shall pay a license fee under the License Agreement equal to $40,000 per month (gross, but net of utilities) (the “License Fee”). During the pendency of this Agreement, Purchaser shall have the right to seek tenants for the property on terms acceptable to Purchaser, provided that (i) any such lease will commence after Closing; (ii) any such efforts will not interfere with the use or occupancy of the premises by Landlord or its Tenants; and (iii) Purchaser shall not publicly advertise the Property for rent in any manner. With respect to any other space that becomes vacant, Purchaser shall have the right to market same consistent with the terms of preceding section. This provision shall survive Closing.

6. Service Contracts. Seller is a party to service contracts with respect to the Property as set forth on Exhibit E annexed hereto (the “Service Contracts”). Prior to Closing, Seller may modify or extend the existing Service Contracts or enter into new Service Contracts. Purchaser agrees to assume the obligations of Seller pursuant to the Service Contracts that Purchaser does not elect be terminated arising from and after the Closing Date and shall indemnify Seller from any liability which may arise under such Service Contracts from and after the Closing. Purchaser shall have the right to direct Seller to terminate such Service Contracts no less than sixty (60) days before Closing, effective as of Closing, whereupon Seller shall cause such Service Contracts to be terminated at or prior to Closing at Seller’s sole cost. Seller shall be responsible for obligations under such service contracts accruing prior to closing and shall indemnify and hold Purchaser harmless from same. This provision shall survive Closing.

7. Personal Property. The sale shall include the racking currently erected in the building (the “Racking”). There is no other personal property of Seller included in this sale.

8. Representations Limited.

A. Purchaser acknowledges that it has or will be afforded the opportunity for itself and its engineers, contractors and other representatives of its choosing, to inspect the Property and all matters relating thereto. EXCEPT AS SPECIFICALLY SET FORTH HEREIN THE PROPERTY WILL BE CONVEYED (“AS IS”, “WHERE IS”) AND WITH ALL FAULTS AND SELLER MAKES NO REPRESENTATION OR WARRANTY WHATSOEVER WHETHER EXPRESSED, IMPLIED OR STATUTORY WITH RESPECT TO THE PROPERTY, THE AVAILABILITY OF UTILITIES, ACCESS OF THE PROPERTY, TO

PUBLIC ROADS, OR THE CONDITION, ADEQUACY OR SUITABILITY OF THE PROPERTY FOR PURCHASER’S PURPOSES. PURCHASER AGREES THAT EXCEPT AS SET FORTH IN PARAGRAPH 3 OF THIS AGREEMENT PURCHASER IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY AGENT, EMPLOYEE, REPRESENTATIVE, DIRECTOR OR OFFICER OF SELLER, AND THAT PURCHASER IS BUYING THE PROPERTY (“AS IS”, “WHERE IS”), SUBJECT TO ALL FAULTS AND WITHOUT ANY EXPRESSED OR IMPLIED WARRANTIES OF ANY KIND, INCLUDING BUT NOT LIMITED TO, MATERIALS, WORKMANSHIP, GOOD AND WORKMANLIKE CONSTRUCTION, DESIGN, CONDITION, HABITABILITY, TENANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS OR THE PRESENT OR PAST EXISTENCE OF UNDERGROUND STORAGE TANKS AND SELLER HEREBY DISCLAIMS ANY SUCH WARRANTY. PURCHASER HAS DETERMINED OR WILL HEREAFTER DETERMINE (1) THE PHYSICAL CONDITION OF THE SUBJECT PREMISES AND THAT THERE IS NO DEFECT OR CONDITION WHICH IS UNACCEPTABLE TO PURCHASER, (II) WHETHER ANY PORTION OF THE SUBJECT PREMISES LIES IN ANY FLOOD PLAIN, FLOOD WAY OR SPECIAL FLOOD HAZARD AREA, (III) WHETHER ANY GEOLOGICAL FAULT OR UNSATISFACTORY SOIL CONDITION EXISTS ON ANY PORTION OF THE PROPERTY, AND (IV) THAT ALL ENVIRONMENTAL CONDITIONS RELATING TO THE PROPERTY ARE ACCEPTABLE TO PURCHASER. Except as set forth herein Purchaser releases Seller from all responsibility and liability regarding the condition or utility of the Property and the Personal Property. It is expressly understood and agreed that Seller shall not be obligated to make any alterations, repairs or improvements to the Property.

B. Purchaser affirms that except as specifically set forth herein Seller has not made nor has Purchaser relied upon any representation, express or implied, or promise made by Seller, or any of its employees or agents, or any broker, with respect to the Property or its operation, except as specifically set forth in this Agreement. Purchaser agrees that except as specifically set forth in paragraph 3 of this Agreement any information of any type with respect to the Property which Purchaser has received or may receive from Seller, or any of its employees or agents of any broker, was furnished on the express condition that Purchaser make an independent verification of the accuracy of any and all such information, all such information being furnished without any warranty whatsoever, except as specifically set forth in this Agreement. Purchaser agrees that it shall not assert any liability against Seller and/or its agents and/or its employees for furnishing such information. Nothing contained in this paragraph 9 shall limit the express representations, covenants and indemnities of Seller contained in this Agreement and/or the documents delivered by Seller at Closing and the rights and remedies of Purchaser with respect thereto.

9. Closing. The consummation of the transaction contemplated by this Agreement (the “Closing”) shall take place by escrow at the offices of the Title Company at 10:00 a.m., on January 13, 2015 (the “Closing Date”). The following shall take place at the Closing:

(a) Seller shall deliver to Purchaser a Bargain and Sale Deed with Covenants Against Grantor’s Acts (the “Deed”) for the Property in the form attached hereto as Exhibit F, along with a Seller Residency Certification, an Affidavit of Consideration, FIRPTA certificate, evidence of corporate or limited liability entity authority, an Affidavit of Title in a form customarily required by title companies doing business in the State of New Jersey, a Bill of Sale in the form attached hereto as Exhibit I and the License Agreement.

(b) Seller shall assign to Purchaser its right, title and interest under the Leases and Purchaser shall assume the obligations of the landlord under such Leases, including, but not limited to, any brokerage commissions payable pursuant to the Commission Agreement respect thereto, subject to the provisions of paragraph 5 of this Agreement, pursuant to an instrument in the form attached hereto as Exhibit G (the “General Assignment”).

(c) Pursuant to the General Assignment, Seller shall assign to Purchaser the security deposits of tenants then actually being held by Seller, less any security deposits applied by Seller by reason of defaults of tenants, and Purchaser shall execute an agreement indemnifying Seller against any claim that may be made by any tenant with respect to any security deposit assigned by Seller to Purchaser. Purchaser’s obligation under this subparagraph shall survive Closing.

(d) Seller shall deliver notices to Purchaser directed to the tenants of the Property advising them of the transfer of title and directing such tenants to make all future rental payments to Purchaser or its designee.

(e) Pursuant to the General Assignment, Seller shall assign to Purchaser the Service Contracts affecting the Property that Purchaser has not elected to be terminated pursuant to paragraph 6 of this Agreement (if any), and Purchaser shall assume the terms thereof and indemnify Seller from any liability which may arise under such Service Contracts from and after the Closing. Purchaser’s obligation under this subparagraph shall survive Closing.

(f) Purchaser shall pay to Seller the balance of the Purchase Price as provided by Article 2(b) of this Agreement and deliver counterparts of the License Agreement, the Bill of Sale and the General Assignment.

(g) Seller shall pay the New Jersey Realty Transfer Tax imposed in connection with the conveyance.

(h) The parties shall execute and deliver to each other any other instruments required to be delivered under any provisions of this Agreement, or reasonably requested by the attorney for either party in connection with this transaction.

9.1 Other Closing Deliveries. Seller shall at Closing, also deliver:

(a) All certificates (including certificates of occupancy), licenses, permits, authorization and approvals in Seller’s possession issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

(b) All Leases (or copies thereof, certified by Seller).

(c) All keys and master keys in Seller’s possession or control.

(d) An assignment of all warranties and guaranties, if any of which Seller is the beneficiary with respect to any portion of the Premises.

(e) Any and all other material correspondence, files, records and documents within the possession or control of Seller or its agents or attorneys pertaining to the ownership, use, operation or maintenance of the Premises, other than matters that are privileged communications between Seller and its attorneys.

(f) The Tenant Estoppel executed by Tenant, if obtained by Seller.

9.2 Conditions to Closing. The following shall be conditions to Purchaser’s obligation to close:

(a) There shall be no change in the title from that reflected in the Title Report and all title matters that Seller obligated to cure and remove pursuant to paragraph 4 of this Agreement shall have been cured and removed of record;

(b) There shall be no material deterioration in the physical condition of the Premises, ordinary wear and tear excepted.

(c) There shall not be existence of any material uncured breach of this Agreement by Seller.

(d) The representations and warranties of Seller under this Agreement shall not be untrue at time of closing.

(e) Seller shall deliver to Purchaser the Tenant Estoppel executed by Tenant and such Tenant Estoppel shall be dated no earlier than 45 days prior to the Closing Date and shall show no materially adverse matters, including, without limitation, any default or purported default thereunder by any party.

If any condition specified in this paragraph is not satisfied on or before the Closing Date, Purchaser may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed 15 days) within which to cure or satisfy such condition, (b) waive any such condition which can legally be waived either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, in which case the Deposit shall be returned to Purchaser and neither Seller nor Purchaser shall have any further obligations hereunder. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Purchaser may pursue any of its remedies under paragraph 15 hereof.

10. Adjustments at Closing.

(a) To the extent same are not paid directly by the Tenant, the following adjustments are to be made at the Closing as of the close of business on the Closing Date: (i) real estate taxes on the basis of the fiscal year for which assessed; (ii) water charges; (iii) sewer rents; (iv) gas; (v) electric; (vi) any amounts prepaid with respect to any Service Contracts, and (vii) any other items which shall be appropriate for adjustments. If the Closing shall occur before a tax rate is fixed, the apportionment of real estate taxes shall be upon the basis of the tax rate for the immediately preceding year applied to the latest assessed valuation of the Property.

(b) In addition to the adjustments set forth in paragraph 10(a) above, the rents and additional rents (collectively, the “Rents”) of the Property actually collected by Seller at the date of Closing shall be apportioned between Seller and Purchaser based upon the number of days of the month in which closing occurs for which each of them has title to the Property. Rents collected after Closing shall be applied first to the Rents of tenants due to Purchaser for the period following the Closing Date and then to Seller for the period prior to and including the Closing Date. Any Rents collected after Closing which are applicable to arrearages which arose during Seller’s period of ownership of the Property shall be forthwith paid by Purchaser to Seller. At Closing, Seller shall pay to Purchaser, as a credit against the Purchase Price, an amount equal to the License Fee for the period from the Closing Date through the end of the month in which the Closing occurs. The provisions of this Article 10B shall survive the Closing.

(c) Any adjustment that for any reason is not apportioned at Closing shall be apportioned as soon thereafter as practicable but in no event later than one (1) year after Closing. The obligations hereunder shall survive the Closing Date.

(d) If, at Closing, the Premises or any part thereof, shall be or shall have been affected by special assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien or has been paid, then for the purpose of this Agreement, all the unpaid installments of any such assessment, including those which are to become due and payable and to be liens upon the Premises affected thereby and shall be paid and discharged by the Seller at Closing.

(e) Commissions of leasing and rental agents for the initial term of any existing Lease entered into before the date of Closing shall be and have been paid exclusively by Seller. Pursuant to the General Assignment, Purchaser shall assume the other obligations under the Commission Agreement first arising as a result of an event (such as a renewal, extension or expansion of a lease) from and after Closing and shall, subject to the preceding sentence, be responsible for the commissions due thereunder, including for any expansion of the lease premise, renewal, option, extension or other continued occupancy beyond the initial Lease Term.

11. Brokers

(a) Real Estate Commission. Seller represents to Purchaser that Seller has utilized no real estate broker with respect to this Agreement, except Jones Lang LaSalle (Joel Lubin) (the “Broker”). Said Broker shall be paid a commission by Seller upon closing of title in accordance with a separate written agreement between the Seller and the Broker. Each Party represents to the other that it has not dealt with any broker with respect to this Agreement except Broker. Each Party hereby agrees to indemnify, defend and hold the other harmless from and against all claims of any broker claiming by, through or under such Party. The terms of this provision shall survive Closing.

12. Risk of Loss. In the event that all or any material part of the Parcel and/or Improvements is damaged, destroyed, or condemned before Closing (as reasonably determined by Purchaser), then Purchaser shall have the option of (i) taking the Parcel and Improvements as is together with the insurance and/or condemnation proceeds, as applicable, if any, or (ii) terminating this Agreement, upon which event the Deposit will be returned to Purchaser by Escrow Agent and neither Seller nor Purchaser shall have any further obligations hereunder. In the event that access to the Property is affected in any material way by casualty or condemnation, the Purchaser shall within 10 business days of the notice of such condemnation or proposed condemnation have the right to terminate this Agreement in which event the Deposit will be returned to Purchaser by Escrow Agent, together with a letter from Seller to Purchaser acknowledging Seller’s intent to return and cancel the Deposit. In the event Purchaser does not so elect to terminate this Agreement pursuant to this paragraph 12 or in the event less than a material part of the Parcel and/or Improvements is damaged, destroyed, or condemned before Closing (as determined by Purchaser), then the parties shall proceed to Closing pursuant to this Agreement and Seller shall credit and assign to Purchaser any insurance and/or condemnation proceeds. At all times prior to Closing, Seller shall maintain in force and effect insurance coverages regarding the Property identical (including, without limitation, as to levels of coverage and deductible amounts) to the coverages reflected in the Insurance Documentation.

12.1 Loss from Environmental Events.

(a) In the event that prior to Closing there is a spill, discharge, release, deposit or emplacement of any hazardous substance, as said term may be defined by any applicable law, on or near the Premises which results or could with a reasonable degree of probability result in contamination of the Premises unless same was caused by Purchaser, its agents, servants or employees, Seller shall perform all remediation activity to the reasonable satisfaction of Purchaser and the NJDEP and, if necessary, the Closing shall be adjourned for a reasonable period to permit Seller to complete such activities, provided that notwithstanding Seller’s willingness to remediate, Purchaser shall have the right to terminate this Agreement upon notice, in which event the Deposit shall be returned to Purchaser by Escrow Agent and thereafter the parties shall have no further rights against each other.

(b) Notwithstanding the foregoing, in the event that the cost to remediate the contamination exceeds $25,000, Seller shall have the right to terminate this Agreement and the Deposit will be returned to Purchaser by Escrow Agent and the parties shall have no further rights against each other; provided further that if Purchaser agrees to be responsible for all costs associated with remediation of the contamination in excess of $25,000, this Agreement shall remain in full force and effect, the matter shall proceed to closing as set forth herein and Purchaser shall be responsible for all required remediation; provided, however, in the event the release was caused by Seller or any party under the control of Seller following the date of this Agreement, the terms of this paragraph 12(b) (including, without limitation, Seller’s right to terminate) shall not apply with respect to such release and instead the terms of paragraph 12(a) shall apply with respect thereto. With respect to the aforesaid $25,000 obligation of Seller (or such lesser sum, as applicable), it is understood that Purchaser may elect to perform all such remedial work and the $25,000 (or such lesser sum, as applicable) amount shall be held in escrow from the sales proceeds due the Seller by Escrow Agent during the pendency of the remedial work. Purchaser shall have the right to use such funds on a periodic basis upon providing Escrow Agent and Seller supporting documentation with respect to costs incurred for such remedial work. Expenses shall include, but not be limited to, consulting fees, laboratory fees, filing fees, attorney’s fees, and all other costs associate with the remedial work.

13. Escrow Agent. The obligations and rights of the Escrow Agent pursuant to this Agreement shall be subject to the following terms and conditions:

(a) The duties and obligations of Escrow Agent shall be determined solely by the express provisions of this Agreement and no implied duties or obligations shall be implied against Escrow Agent. Further, Escrow Agent shall be under no obligation to refer to any other document between or among Purchaser and Seller referred to in or related to this Agreement, unless Escrow Agent is provided with a copy of such document and consents thereto in writing.

(b) Escrow Agent shall not be liable to anyone by reason of any error of judgment, or for any act done or step taken or omitted by Escrow Agent in good faith, or for any mistake of fact or law, or for anything which Escrow Agent may do or refrain from doing in connection herewith, unless caused by or arising out of Escrow Agent’s actual and intentional misconduct or gross negligence.

(c) Escrow Agent shall be entitled to rely, and shall be protected in acting in reliance, upon any writing furnished to Escrow Agent by either Purchaser or Seller and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to Escrow Agent. Escrow Agent may rely on any affidavit of either Purchaser or Seller or any other person as to the existence of any facts stated therein to be known by the affiant.

(d) If Seller shall become entitled to receive the Deposit, Escrow Agent shall deliver the same to Seller and if Purchaser shall become entitled to receive the Deposit, Escrow Agent shall deliver the same to Purchaser; provided, however, that no delivery pursuant to this subsection shall be made by Escrow Agent until the third (3rd) Business Day following the receipt or deemed receipt of notice by Seller and Purchaser from Escrow Agent of its intention to so deliver, and delivery of the Deposit made by Escrow Agent after the passage of such three (3) Business Day period shall relieve Escrow Agent from all liability in connection with the Deposit unless such delivery is proscribed by order of a court of competent jurisdiction or objected to in writing by Seller or Purchaser. If such delivery is objected to in writing by Seller or Purchaser within such three (3) Business Day period, then Escrow Agent shall not make such delivery of the Deposit until unanimously instructed in writing by Purchaser and Seller, or is directed to make such disbursement by a court of competent jurisdiction.

(e) In the event of any disagreement between Purchaser and Seller resulting in adverse claims and demands being made in connection with or against the Deposit, Escrow Agent shall refuse to comply with the claims or demands of either party until such disagreement is finally resolved (i) by a court of competent jurisdiction (in proceedings which Escrow Agent or any other party may initiate, it being understood and agreed by Purchaser and Seller that Escrow Agent has authority (but not the obligation) to initiate such proceedings), or (ii) by an arbitrator in the event that Purchaser and Seller mutually and jointly determine to submit the dispute to arbitration pursuant to the rules of the American Arbitration Association, and in so doing Escrow Agent shall not be or become liable to a party, or (iii) by written settlement between Purchaser and Seller.

(f) Purchaser and Seller each agree to jointly and severally indemnify and hold harmless Escrow Agent against any and all losses, liabilities, costs (including legal fees) and other expenses in any way incurred by Escrow Agent (except to the extent the Escrow Agent willfully disregards any provision of this Agreement to which it is bound) in connection with or as a result of any disagreement between Purchaser and Seller under this Agreement or otherwise incurred by Escrow Agent in any way on account of its role as Escrow Agent, except that neither Purchaser nor Seller shall have any obligation to pay Escrow Agent any fee for escrow services hereunder.

(g) Escrow Agent in its sole discretion shall have the right to resign as Escrow Agent under this Agreement, provided that it shall provide both Purchaser and Seller with at least thirty (30) days written notice of such resignation pursuant to the notice provisions of Section 16 herein. Upon any such resignation, Escrow Agent shall transfer the Deposit to a successor Escrow Agent jointly approved by Purchaser and Seller, whereupon the original Escrow Agent shall have no further obligation or liability whatsoever as Escrow Agent under this Agreement.

(h) Escrow Agent may deliver the Deposit into a court of competent jurisdiction upon commencement by the Escrow Agent of an interpleader action in such court. The reasonable out-of-pocket costs and attorneys’ fees of the Escrow Agent for such interpleader action shall be paid by the losing party in such interpleader action.

(i) The rights and immunities of Escrow Agent hereunder shall apply equally to its partners, of counsel, associates, employees, affiliates and agents.

(j) Escrow Agent shall immediately forward to Seller’s counsel any correspondence or notice received by the Escrow agent relating to the Deposit.

All of Escrow Agent’s obligations under this Agreement shall automatically terminate upon delivering the Deposit to Purchaser or Seller pursuant to the terms of this Agreement.

14. Notices. All notices or other communications made under this Agreement, shall be in writing, delivered by a) hand delivery; b) certified mail, return receipt requested, c) by Federal Express or any other nationally recognized overnight carrier, or d) by electronic mail be deemed to have been given on the date such notice is actually delivered (or transmitted in the case of electronic mail) to the proper address, and shall be addressed as follows:

As to Seller:

Costco Way 8, LLC

1385 Broadway

Suite 606

New York New York 10018

Email: ajebara@zanadi.com

With a copy to:

W. Lane Miller, Esq.

1203 Route 9 South

Woodbridge, New Jersey 07095

Email: lane@wlmillerlaw.com

As to Purchaser:

c/o Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention: Thomas McGonagle

Email: tmcgonagle@industrialpropertytrust.com

With a copy to:

Joshua J. Widoff

General Counsel

Industrial Property Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Email: jwidoff@dividendcapital.com

With a copy to:

Jeremy T. Bunnow

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois 60606

Email: jeremy.bunnow@bfkn.com

As to Escrow Agent:

First American Title Insurance Company

National Commercial Services

30 N. LaSalle Street, Suite 2700

Chicago, Illinois 60602

Attention: John E. Beckstedt Jr.

Email: jbeckstedt@firstam.com

15. Failure of Performance.

(a) If Purchaser defaults in its obligation to close under this Agreement, then Seller shall have the right as its sole remedy to receive the Deposit as liquidated damages in full settlement of any claims under this Agreement, in which case this Agreement shall be terminated and the Parties shall have no further obligations hereunder.

The parties acknowledge that Seller’s retention of said deposit pursuant to this provision is based upon the difficulty of assessing exact damages which shall be actually suffered by Seller in the event of Purchaser’s breach, including the costs to each party in the event such issue is litigated. Each party acknowledges that such liquidated damage sum is a fair approximation of the damages they expect Seller would be able to prove in the event of Purchaser’s breach, arising out of and related to the Seller’s removal of the property from the market, carrying costs until a new sale is accomplished, legal fees, marketing costs, and similar expenses. The foregoing is not designed to be exhaustive, but is merely representative of matters taken into account by the parties in setting a liquidated damages amount.

(b) In the event of a default or breach hereunder by Seller, Purchaser’s sole remedy with respect to such default or breach, shall be (i) to close title hereunder without abatement, credit against or reduction of the Purchase Price of any amount whatsoever, (ii) to sue for specific performance or (iii) subject to Seller’s rights to cure any of the same as provided herein, to terminate this Agreement and obtain a return of the Deposit by Escrow Agent. The foregoing shall be without limitation on the remedies of Purchaser that survive Closing or any termination of this Agreement. Upon such return, this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder

16. Bulk Sale. Within forty-five (45) days after the full execution hereof, Buyer shall file with the New Jersey Division of Taxation a Notification of Sale, Transfer, or Assignment in Bulk (Form C-9600), together with the price, terms and conditions of the sale contemplated hereunder, as required by the New Jersey Division of Taxation (“Notification”). Seller shall cooperate with Buyer in connection with the preparation and timely filing of such Notification. Buyer shall promptly disclose any such notice received from the New Jersey Division of

Taxation with Seller. Upon receipt of such notice, the amount set forth in such notice, if any, shall be withheld from the Purchase Price at Close of Escrow and will be delivered to the Escrow Agent (the “Bulk Sale Escrow Agent”), to be held in escrow under a mutually satisfactory escrow agreement. Upon receipt by Buyer or Seller of a tax clearance certificate issued by the New Jersey Division of Taxation, Buyer or Seller shall inform each other and the Bulk Sale Escrow Agent of same, whereupon the Bulk Sale Escrow Agent shall release the escrowed amounts (or portions thereof not paid to the New Jersey Division of Taxation by agreement from Seller) to Seller. Nothing herein shall be deemed to extend the Closing Date beyond the Scheduled Closing Date and Buyer’s failure to secure any of the foregoing documentation or any of the benefits of this Section 16 by the Scheduled Closing Date shall not relieve the Buyer’s obligation to pay the Purchase Price by the Scheduled Closing Date pursuant to the terms of this Agreement.

17. Like-Kind Exchange.

(a) At Seller’s option, seller may convey the Property to Purchaser as a like-kind exchange for other real property under Section 1031 of the Internal Revenue Code and the regulations thereunder (the “Code”). In such event, Seller may designate a Qualified Intermediary (as defined in the Code) to whom Purchaser shall pay the Purchase Price for use by the Qualified Intermediary in acquiring real property to be conveyed to Seller in exchange for the Property. The rights and obligations under this Agreement may be assigned by Seller to the Qualified Intermediary for the purpose of completing such exchange.

(b) Purchaser agrees to cooperate with Seller and the Qualified Intermediary, if any, in a manner necessary to complete the aforesaid like-kind exchange (at no material cost or liability to Purchaser).

(c) Purchaser’s Tax Free Exchange.

Purchaser reserves the right to consummate this transaction pursuant to Section 1031 of the Internal Revenue Code and the rules and regulations promulgated thereunder. Seller’s sole obligation in connection with any such exchange shall be to sell the Property to Purchaser or its assignee in exchange for the Purchase Price and to execute such documents as may be required in connection therewith.

18.	Miscellaneous.

(a) Choice of Law and Construction. This Agreement shall be construed and governed in accordance with the laws of New Jersey. This Agreement shall not be more strictly construed against one Party than against the other by virtue of the fact that it may have been physically prepared by one party or by its attorneys.

(b) Partial Invalidity. In the event any term or provision of this Agreement is determined to be illegal or otherwise invalid, such provision shall be deleted and the remainder of this Agreement shall continue in full force and effect.

(c) Counterparts. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

(d) Litigation. In the event of any litigation arising under, or as a result of this Agreement, the prevailing party shall be entitled to reimbursement of all costs and expenses, including, without limitation, attorneys’ fees, through all levels of appeal.

(e) Signatures. Each individual signator executing this contract individually and personally represents and warrants that he is duly authorized to execute this Agreement on behalf of and to bind the party for whom he signs.

(f) Purchaser shall have the right to assign this contract to an affiliated company, provided that in the event of such an assignment the original Purchaser shall remain fully liable as direct obligor hereunder.

(g) Entire Agreement. This Agreement represents the sole agreement of the Parties with respect to the subject matter hereof and supersedes all previous oral or written agreements. No modification or amendment to the terms hereof shall be binding on the Parties unless in writing and executed by the Parties.

(Signatures on the following page)

IN WITNESS WHEREOF, this Agreement has been duly executed in the manner set forth below.

Seller

Costco Way 8, LLC
By:

Purchaser

IPT ACQUISITIONS LLC,
a Delaware limited liability company

By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

By:

Name:
Title:	SVP

RECEIPT BY TITLE COMPANY

This Agreement, fully executed by both Seller and Purchaser, has been received by Title Company this 15 day of Oct, 2014, and, by its execution hereof, Title Company hereby covenants and agrees to be bound by the terms of this Agreement that are applicable to the Title Company in its capacity as Escrow Agent.

TITLE COMPANY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Adriene Taylor
	Name:	Adriene Taylor
	Title:	Escrow Assistant